Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261815

PROSPECTUS

34,837,663 Common Shares

This prospectus relates to the resale by the selling shareholders identified in this prospectus, or the selling shareholders, of up to 34,837,663 of our common shares. These shares consist of (i) 17,723,570 of our common shares and (ii) an aggregate of 17,114,093 common shares that are issuable upon the exercise of warrants to purchase our common shares held by the selling shareholders. We are not selling any common shares and will not receive any proceeds from the sale of the common shares under this prospectus. Upon the exercise of the warrants, however, we will receive the applicable exercise price of the warrants.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common shares being registered or interests in the common shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” This Prospectus has not been filed in respect of, and will not qualify, any distribution of the common shares being registered in any of the provinces or territories of Canada at any time. We will not receive any of the proceeds from the sale or other disposition of our common shares by the selling shareholders. The net proceeds received from the sale or other disposition of our common shares by the selling shareholders, if any, is unknown.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Certain Information by Reference,” and any amendments or supplements carefully before you make your investment decision.

Our common shares are traded on the Nasdaq Stock Market (“Nasdaq”) and the Toronto Stock Exchange (“TSX”) under the symbol “AKU.” On December 20, 2021, the closing sale price of our common shares was $1.73 per share on the Nasdaq and C$2.22 per share on the TSX. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page  8 of this prospectus.

Owning our common shares may subject you to tax consequences both in Canada and in the United States. This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Ontario, many of our officers and directors and experts named in this prospectus are residents of Canada or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2021.

ABOUT THIS PROSPECTUS

Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission, or SEC, in any supplement to this prospectus filed with the SEC, in any free writing prospectus filed with the SEC, or in the documents described under the heading “Incorporation of Certain Information by Reference.” We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” before deciding to invest in any common shares being offered.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (“SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Our fiscal year ends on December 31. The financial statements incorporated by reference into this prospectus have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

Unless the context otherwise requires, we use the terms “Akumin,” “company,” “we,” “us” and “our” in this prospectus to refer to Akumin Inc. and, where appropriate, our subsidiaries and our Revenue Practices (as defined in our unaudited condensed consolidated financial statements for the period ended September 30, 2021, furnished with the SEC on December 15, 2021 as Exhibit 99.2 to Form 6-K).

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Report on Form 40-F and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview of the Company

Akumin Inc. (together with its subsidiaries, the “Company”) provides services to U.S. hospitals, health systems and physician groups, with solutions addressing outsourced radiology and oncology service line needs. With the acquisition of Alliance HealthCare Services, Inc. (“Alliance”), Akumin now provides fixed-site outpatient diagnostic imaging services through a network of more than 200 owned and/or operated imaging locations; and outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 46 states. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; Akumin’s cancer care services include a full suite of radiation therapy and related offerings.

Competitive Strengths

Comprehensive radiology and oncology solutions provider

Through our acquisition of Alliance HealthCare Services, Inc. (“Alliance”), which closed on September 1, 2021 (the “Acquisition”), we deliver a full suite of outsourced outpatient solutions to hospital, health system and physician group partners. We believe that radiology and oncology are highly complementary business lines and there are a number of efficiencies to being able to offer both for our customers. Both radiology and oncology are clinically sophisticated, critical service lines for hospitals. As a result, hospitals often rely on third parties to provide these services, and would benefit from being able to procure both services from a single provider. Providing both services also results in valuable referral network benefits, enables care management opportunities, and opens the possibility of cost-based initiatives for oncology care. There is often overlap in the radiology and oncology patient base, since oncology patients require advanced imaging for effective diagnosis and staging efficient treatment and management of recurrence.

In addition to the clinical benefits of offering both services, the business models of radiology and oncology are highly complementary. Both businesses are outpatient oriented, providing for significant health system partnership opportunities and complementary business development approaches. Both specialties have an impact on referral and patient care journeys and are administratively complex, which represent a key pain point for hospital administrators. In addition, offering both specialties allows us to take advantage of shared infrastructure, including physician outreach, strategic marketing, operations, quality and safety, logistics and supply chain, patient scheduling and prior authorizations, payor relations and contracting, revenue cycle management, accounting and finance, IT, HR, legal, compliance, and others.

Well positioned to take advantage of long-term industry tailwinds

We are well positioned to take advantage of many of the long-term trends in healthcare. In recent years, there has been an enhanced focus on patient experience and customer service. We pride ourselves on a commitment to excellence and patient satisfaction, including offering quality service, short wait and turnaround times, compassionate care and convenience to all patients. Our scale and operational expertise enable us to access the latest advances in technology and information systems and to offer hospital-level expertise within a local setting. Other trends in healthcare that will benefit us include an increased focus on early detection, strict standards for clinical quality, measurable patient satisfaction and clinical care productivity and efficiency. Our ability to offer both radiology and oncology services puts us in a unique position to help detect and accurately diagnose cancer, and to guide and deliver more targeted, efficient and effective treatments. In addition, our proven approach to improving operational performance and best-in-class operational infrastructure allows us to deliver care efficiently with high productivity.

We are well positioned to take advantage of the continued shift in care from inpatient to outpatient as payors and patients increase their focus on increasing access and convenience and reducing costs. Our longstanding, shared focus on outpatient care delivery in both hospital and freestanding facilities offers unique expertise for hospitals, health systems and physician groups. As pressure to move to lower-cost sites of care increases for hospitals, our ability to assist them with both on and off-campus outpatient solutions will be impactful, as well as our ability to provide freestanding expertise in convenient locations, with shorter wait times, increased likelihood of subspecialty interpretations and faster turnaround times.

Stable and diversified revenue base

We benefit from a well-diversified stream of revenues that span multiple service offerings, geographies, modality offerings, and physician networks. We believe that our diversified service offering enables us to better serve our health system and hospital partners and offer “one-stop-shopping” for administrators charged with finding better outsourced solutions.

We have no material revenue concentration in any health system or hospital customer or from any commercial insurance payor. We believe that this diversity in revenue sources decreases the risk to our business from the loss of any single customer or payor relationship, or changes to reimbursement rates from any single payor.

Where we bill payors directly, we are also in-network with substantially all of our commercial payors and believe we are the ideal imaging partner for payors who seek to provide high quality care to patients at a low cost. By partnering with the vast majority of all major payors in our geographic footprint, we are able to provide significant savings to our payor partners by ensuring patients stay within their networks using our system of conveniently located facilities. Payor reimbursement levels are negotiated via contracts with each individual payor. These contracts allow for separate reimbursement schedules for each of the payor’s respective clients, depending on the members’ individual coverage plan.

Within our radiology segment, we leverage a large network of radiologists, with some radiologists working on-site and others working remotely. Given our vast network of radiologists and dynamic IT platform, we do not rely heavily on any single radiologist to drive business. Our scale and density within selected geographies allows us to create close, long-term relationships with local radiology groups and referring physicians. In addition, our multimodality imaging offering provides a one-stop-shop for patients and referring physicians.

Partner of choice for health systems

We have developed deep, long-standing relationships with over 1,000 hospitals and healthcare providers across the country. We are partnered with 25 of the 30 largest U.S. health systems. Our customers are health systems and hospitals seeking best-in-class partners to enable a capital efficient network and to expand their U.S. essential outpatient radiology and oncology services.

We believe that healthcare trends will foster hospital- and health-system-centric models even as shifts to lower-cost outpatient care continue, and will allow us to expand our platform. As hospitals consolidate and seek partners with regional or national scale and expertise in different clinical settings, our national footprint enables it to leverage our position as a trusted partner to expand our services as an outsourced service partner. We are focused on building around the hospital’s existing network, patients and partnerships to assist our partners in delivering a full continuum of care within our communities; this legacy of hospital partnering will enable us to take advantage of favorable healthcare industry trends such as increasingly higher hospital expenditures, growing elderly population, higher cancer incidences, and increased patient flows to hospitals resulting from health system integrations, industry consolidation, and increased covered lives under the Affordable Care Act.

Additionally, the industry is seeing a shift towards outsourced clinical services. Currently, we estimate that approximately 90% of hospitals already outsource, or are considering outsourcing, one or more services, and we estimate that expenditures by hospitals on outsourced services are growing by at least 5% per year. These market trends will drive demand for services, enabling us to capitalize on our hospital-centric strategy, providing a platform for expansion.

Culture driven by “deep” integration

Akumin has significant experience in successfully integrating acquisitions, with more than 100 outpatient diagnostic imaging centers integrated into our platform to date, excluding the Alliance acquisition. Our integration philosophy is based on a culture of innovation and standardization of processes.

Consumer driven brand development

Our brand is defined by intentional engagement with critical decision makers, including a consistent focus on the consumer (including current or future patients, as well as patients’ loved ones). The consumer is at the heart of our strategy as increasing out of pocket costs, price transparency and access to sophisticated medical information online are changing consumer behavior in healthcare services. This is evidenced by the emergence of high deductible health plans. The percentage of U.S. workers enrolled in high deductible plans with a health savings account increased from approximately 4% in 2007 to approximately 32% in 2019. Our commitment to outreach, compassionate care, operational excellence and service delivery optimizes the consumer’s experience at our clinics.

We provide a consistent patient experience, standardized through technology and investments in our people and processes. All patient facing employees are trained on delivering our brand promises by way of our intentional values, as well as our policies and procedures. Our brand strategy is focused on aligning our position in the market for the needs of our patients and partners, so that we are the go-to provider of outpatient diagnostic imaging and/or radiation therapy services to patients in our service areas. We strive to provide shorter waiting times, convenient locations, competitive pricing, compassionate and high-quality clinical care, quality equipment and software, concise interpretations by subspecialty radiologists and top-tier expertise and consistency.

Recent Developments

See “Recent Developments” in our most recent management’s discussion and analysis, furnished with the SEC on December 15, 2021 as Exhibit 99.3 to Form 6-K.

Corporate Information

Akumin is a corporation existing under the Ontario Business Corporations Act (the “OBCA”). Akumin was formed on August 12, 2015 through the amalgamation of Elite Imaging Inc. (“Elite Imaging”) with 2473241 Ontario Inc. (“2473241”). 2473241 was incorporated under the OBCA on June 30, 2015. Elite Imaging was incorporated under the OBCA on September 23, 2013 as “Tristate Canadian Holdings Inc.” and changed its name to Elite Imaging Inc. on September 17, 2014. Elite Imaging changed its name to Akumin Inc. pursuant to articles of amendment filed on March 22, 2017. Our head office is located at 8300 W Sunrise Boulevard, Plantation, Florida 33322. Our toll free telephone number is 1-800-730-0050. Our website is www.akumin.com. Information contained on our website does not constitute a part of this prospectus.

Risks Associated with Our Business

Our business is subject to numerous risks. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

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Significant costs have been incurred in connection with the consummation of the acquisition of Alliance and are expected to be incurred in connection with the integration of Akumin and Alliance into a combined company, including legal, accounting, financial advisory and other costs.

•	We may not realize the anticipated benefits of the Alliance acquisition.

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We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

•	We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

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We face various risks related to health epidemics and other outbreaks, including the global outbreak of COVID-19, which may have material adverse effects on our business, financial condition, results of operations and cash flows.

•	We experience competition from other outpatient diagnostic imaging companies and hospitals, and this competition could adversely affect our revenue and business.

•	If our contracted radiology practices lose a significant number of radiologists, our financial results could be adversely affected.

•	We may become subject to professional malpractice liability, which could be costly and negatively impact our business.

•	We may not be able to secure additional financing, which may impair our ability to complete future acquisitions.

•	We may engage in litigation with our partners and contractors.

•	The regulatory framework in which we operate is uncertain and evolving.

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Failure to structure our operations in compliance with federal and state regulations, including anti-kickback, self-referral, false claims or other fraud and abuse laws, could result in substantial penalties.

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We may from time to time become the subject of legal, regulatory and governmental proceedings that, if resolved unfavorably, could have an adverse effect on us, and we may be subject to other loss contingencies, both known and unknown.

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Federal and state privacy and information security laws are complex, and if we fail to comply with applicable laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems, or defend against cybersecurity attacks, we may be subject to government or private actions due to privacy and security breaches, and our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

•	We have significant liabilities which require us to generate sufficient cash flows from operations in order to make mandated payments of principal and interest.

•	We face liquidity risks and may encounter difficulty raising funds to meet our financial commitments.

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The effect of the uncertainty relating to potential future changes to U.S. healthcare laws may increase our and our partners’ and contractors’ healthcare costs, limit the ability of patients to obtain health insurance, increase patients’ share of health care costs and negatively impact our financial results.

•	We operate outpatient diagnostic imaging and oncology centers in some regions which are exposed to natural disasters, public health epidemics and other calamities.

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We may be unsuccessful in evaluating material risks involved in completed and future investments which could impact our ability to realize the expected benefits from future investments and acquisitions.

•	Market rate fluctuations could adversely affect our results of operations.

•	We may not be able to generate sufficient cash to service our debt obligations.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

As a result, we do not know if some investors will find our securities less attractive. The result may be a less active trading market for our securities, and the price of our securities may become more volatile.

Section 107 of the JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with U.S. GAAP can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (2) the last day of fiscal year 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

THE OFFERING

Common shares offered by the selling shareholders	34,837,663 common shares, including 17,114,093 common shares issuable upon exercise of the warrants.

Common shares to be outstanding after this offering	106,141,090 common shares (including 17,114,093 common shares issuable upon exercise of the warrants by the selling shareholders).

Use of proceeds	The selling shareholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of common shares in this offering. We will, however, bear the costs incurred in connection with the registration of these common shares and, upon the exercise of the warrants, we will receive the exercise price of the warrants.

Risk factors	See “Risk Factors” beginning on page 16 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq trading symbol	“AKU.”

The number of common shares that will be outstanding immediately after this offering is based on 89,026,997 common shares outstanding as of September 30, 2021 and assumes the full exercise of the warrants described above for an aggregate of 17,114,093 of common shares. There is no guarantee that the warrants will be exercised for common shares. The number of common shares that will be outstanding immediately after this offering does not include:

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7,709,152 common shares issuable upon the vesting of outstanding restricted share units under our Amended and Restated Restricted Share Unit Plan and the exercise of outstanding options under our Amended and Restated Stock Option Plan; and

•	1,193,547 common shares reserved under our Amended and Restated Restricted Share Unit Plan and Amended and Restated Stock Option Plan that have not been allocated pursuant to an outstanding award.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” in any of our filings with the SEC, including the item captioned “Risk Factors” in our most recent management’s discussion and analysis, furnished with the SEC on December 15, 2021 as Exhibit 99.3 to Form 6-K, and our Reports on Form 6-K furnished to the SEC. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain or incorporate by reference “forward-looking information” or “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Forward-looking statements describe our future plans, strategies, expectations and objectives, and are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements include, but are not limited to, statements about:

•	expected performance and cash flows;

•	changes in laws and regulations affecting the Company;

•	expenses incurred by the Company as a public company;

•	future growth of the diagnostic imaging market;

•	changes in reimbursement rates by payors;

•	remediation and effectiveness of the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting;

•	the outcome of litigation and payment obligations in respect of prior settlements;

•	the availability of radiologists at our contracted radiology practices;

•	competition;

•	acquisitions and divestitures of businesses;

•	potential synergies from acquisitions;

•	non-wholly owned and other business arrangements;

•	access to capital and the terms relating thereto;

•	technological changes in our industry;

•	successful execution of internal plans;

•	compliance with our debt covenants;

•	anticipated costs of capital investments; and

•	future compensation of our directors and executive officers.

Such statements may not prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some of the risks and other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements:

•	our ability to successfully grow the market and sell our services;

•	general market conditions in our industry;

•	our ability to service existing debt;

•	our ability to acquire new centers and, upon acquisition, to successfully market and sell new services that we acquire;

•	our ability to achieve the financing necessary to complete our acquisitions;

•	our ability to enforce any claims relating to breaches of indemnities or representations and warranties in connection with any acquisition;

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market conditions in the capital markets and our industry that make raising capital or consummating acquisitions difficult, expensive or both, or which may disrupt our annual operating budget and forecasts;

•	unanticipated cash requirements to support current operations, to expand our business or for capital expenditures;

•	delays or setbacks with respect to governmental approvals, or manufacturing or commercial activities;

•	changes in laws and regulations;

•	the loss of key management or personnel;

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the risk that the Company is not able to arrange sufficient cost-effective financing to repay maturing debt and to fund expenditures, future operational activities and acquisitions, and other obligations; and

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the risks associated with legislative and regulatory developments that may affect costs, revenues, the speed and degree of competition entering the market, global capital markets activity and general economic conditions in geographic areas where we operate (including the adverse impact of the COVID-19 pandemic on the Company).

The existence of the COVID-19 pandemic creates a unique environment in which to consider the likelihood of forward-looking statements being accurate, and given the evolving circumstances surrounding the COVID-19 pandemic, it is difficult to predict how significant the adverse impact of the pandemic will be on the global and domestic economy and the business, operations and financial position of the Company. Many risks, uncertainties and other factors could cause the actual results of the Company to differ materially from the results, performance, achievements or developments expressed or implied by forward-looking statements that are contained in this prospectus. These risks, uncertainties and other factors include, but are not limited to the following: overall economic conditions, rapid technological changes, demand for the Company’s services, the introduction of competing entities or services, other competitive pressures, the regulatory environment, fluctuations in foreign currency exchange rates, and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied in these forward-looking statements. In addition, the effects of COVID-19, including the duration, spread and severity of the pandemic, create additional risks and uncertainties for the Company. In particular, the impact of the virus and government authorities’ and public health officials’ responses thereto may affect: the Company’s actual results, performance, prospects or opportunities; domestic and global credit and capital markets and the Company’s ability to access capital on favorable terms, or at all; and the health and safety of the Company’s employees.

Various assumptions or factors are typically applied in drawing conclusions or making the forecasts or projections set out in forward-looking information. Those assumptions and factors are based on information currently available to us, including information obtained from third-party industry analysts and other third-party sources. In some instances, material assumptions and factors are presented or discussed elsewhere in this prospectus in connection with the statements or disclosure containing the forward-looking information. The reader is cautioned that the following list of material factors and assumptions is not exhaustive. The factors and assumptions include, but are not limited to:

•	no unforeseen changes in the legislative and operating framework for our business;

•	no unforeseen changes in the prices for our services in markets where prices are regulated;

•	no unforeseen changes in the regulatory environment for our services;

•	a stable competitive environment; and

•	no significant event occurring outside the ordinary course of business such as a natural disaster, public health epidemic or other calamity.

Although we have attempted to identify important factors that could cause our actual results to differ materially from our plans, strategies, expectations and objectives, there may be other factors that could cause our results to differ from what we currently anticipate, estimate or intend. Forward-looking statements are provided to assist external stakeholders in understanding management’s expectations and plans relating to the future as of the date of the original document and may not be appropriate for other purposes. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required under applicable securities laws, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

We qualify all the forward-looking statements contained in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement by the foregoing cautionary statements.

CAPITALIZATION

Our capitalization as at the year ended December 31, 2020 and the period ended September 30, 2021 is set forth in our audited consolidated financial statements and schedules and notes thereto included in Amendment No. 2 to Form 40-F filed with the SEC on November 16, 2021 and our unaudited condensed consolidated financial statements for the period ended September 30, 2021 furnished with the SEC on December 15, 2021 as Exhibit 99.2 to Form 6-K, respectively, each as incorporated by reference into this prospectus.

Any changes to our capitalization will be set forth in a prospectus supplement or in a report on Form 6-K subsequently furnished with the SEC and specifically incorporated herein by reference. Because we will not be receiving any proceeds pursuant to the sale of any ordinary shares by the selling shareholders, our capitalization will not be adjusted to reflect such sales.

USE OF PROCEEDS

The proceeds from the sale or other disposition of our common shares and common shares issuable upon exercise of the warrants covered by this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such common shares, and the net proceeds received from the sale or other disposition of such common shares by the selling shareholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of these common shares and upon the exercise of the warrants, we will receive the exercise price of the warrants.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): common shares and preferred shares. No preferred shares have been issued to date. See our Annual Information Form for the year ended December 31, 2020, filed with our Annual Report on Form 40-F for the year ended December 31, 2020, as amended by Amendment No. 1 to Form 40-F filed with the SEC on April 29, 2021 and Amendment No. 2 to Form 40-F filed with the SEC on November 16, 2021, which is incorporated herein by reference.

Limitation of Liability and Indemnification of Directors and Officers

Under the OBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which we are or were a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The OBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

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acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors and officers and each individual who acts or acted at our request as a director or officer of another entity which we are or were a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they were made a party by reason of being or having been a director or officer, except as may be prohibited by the OBCA.

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify them to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of their actions in the exercise of their duties as a director or officer; provided that, we shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful.

Material differences between Ontario Corporate Law and Delaware General Corporation Law

Our corporate affairs are governed by our articles of amalgamation and bylaws and the provisions of the OBCA. The OBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the OBCA and the General Corporation Law of the State of Delaware (“DGCL”). This summary is qualified in its entirety by reference to the DGCL, the OBCA and our governing corporate instruments.

Delaware	Ontario
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation (subject to certain exceptions), a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which, among other requirements, less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (1) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (2) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (3) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (4) the corporation consummating the offer merges with or into such constituent corporation, and (5) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the OBCA.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A “special resolution” is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an “ordinary resolution” is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast, in person or by proxy.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that, unless otherwise provided in the certificate of incorporation, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation, in each case, at any time within the previous three years.

While the OBCA does not contain specific anti-takeover provisions with respect to “business combinations”, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“Multilateral Instrument 61-101”), contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes, inter alia, directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction including related to the valuation. Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than shares held by the related parties, approve the transaction by a simple majority of the disinterested votes cast.

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for his or her shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (4) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests. The OBCA’s oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

For the purposes of the oppression remedy, a “complainant” includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation’s securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder’s securities of that class in accordance with the procedure set out in the OBCA.

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Under the OBCA, in the case of an offering company, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws.	The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than 5% of our issued shares that carry the right to vote at a meeting may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the OBCA having been met, any shareholder who signed the requisition may call the special meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may declare and pay dividends out of capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Any such restrictions are set forth in our articles.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under our articles, to acquire any of our shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of our board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Our articles of amalgamation set out a minimum number of directors of three (3) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Constitution of Directors

The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.	Under the OBCA and our articles of amalgamation, the board of directors must consist of at least three members so long as we remain an “offering corporation” for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as we remain an offering corporation, at least one-third of our directors must not be officers or employees of our company or our affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board of directors (unless the certificate of incorporation provides otherwise) or in the case of a corporation with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.	Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (1) the board of directors adopts a resolution setting forth the proposed amendment, declaring its advisability and specifying whether the stockholders will vote on the amendment at a special meeting or annual meeting of stockholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (2) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

The DGCL requires that certain amendments to a certificate of incorporation be approved by a particular class of stockholders. If an amendment requires a class vote, it must be approved by a majority of the outstanding stock of the class entitled to vote on the matter, unless a greater proportion is specified in the certificate of incorporation or other provisions of the DGCL.

Under the DGCL, a corporation’s stockholders may amend its by-laws. The board of directors also may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including	Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if: (1) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal action or proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought determines, in its discretion, that such person is fairly and reasonably entitled to indemnity.

If a director or officer successfully defends a third-party or derivative action, suit or proceeding, the DGCL requires that the corporation indemnify such director or officer for expenses (including attorneys’ fees) actually and reasonably incurred in connection with his or her defense.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Our by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a	The OBCA does not permit the limitation of a director’s liability as the DGCL does.

corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of a director’s liability for:

(1) breaching the duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith; (3) engaging in intentional misconduct or a known violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase that was illegal under applicable law.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a “complainant”, which includes a current or former shareholder (including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the directors of the corporation or the subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to provide the notice referred to above if all of the directors of the corporation or its subsidiary are defendants in the action.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Blank Check Preferred Stock/Shares

Under the DGCL, a corporation’s certificate of incorporation may authorize the board of directors to issue new classes of preferred shares with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance. Such authorization could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under our articles of amalgamation, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our subordinate voting shares.

The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, unlike Delaware law, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations’ by-laws typically provide that stockholders may introduce a proposal to be voted on at an annual or special meeting of the stockholders, including nominees for election to the board of directors, only if they provide notice of such proposal to the secretary of the corporation in advance of the meeting. In addition, advance notice by-laws frequently	Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued require stockholders to provide information about their board of directors nominees, such as a nominee’s age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her own name, share ownership and any agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the by-laws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In our by-laws, we have has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Other Important Provisions in Articles of Amalgamation and Bylaws

The following is a summary of certain important provisions of our articles of amalgamation and bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to the articles of amalgamation and bylaws. For further information, please refer to the full version of the articles of amalgamation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes

Our articles of amalgamation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of amalgamation on the business that we may carry on.

Directors

Interested Transactions

The OBCA states that a director must disclose to us, in accordance with the provisions of the OBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

•	relates primarily to the director’s remuneration as a director, officer, employee or agent of our company or an affiliate of our company;

•	is for indemnity or insurance otherwise permitted under the OBCA; or

•	is with an affiliate.

Remuneration of Directors

The OBCA provides that the remuneration of directors, if any, may be determined by the directors subject to our articles of amalgamation and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any employees who are also directors.

Age Limit Requirement

Neither our articles of amalgamation nor the OBCA impose any mandatory age-related retirement or non-retirement requirement for directors.

Action Necessary to Change the Rights of Holders of Shares

Shareholders can authorize the amendment of our articles of amalgamation to create or vary the special rights or restrictions attached to any of the shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

We must hold an annual general meeting of shareholders at least once every year at a time and place determined by the board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of shareholders may be held on the date and at the time and place in or outside Ontario as the person(s) calling the meeting determine.

Directors may, at any time, call a special meeting of shareholders. Shareholders holding not less than 5% of the issued voting shares may also cause directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the OBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 33-1/3% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of outstanding common shares are entitled to attend meetings of shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of shareholders. Directors, the secretary (if any), the auditor and any other persons invited by the chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

Pursuant to a bylaw relating to the advance notice of nominations of directors, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the OBCA, must provide timely written notice to the corporate secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 60 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This bylaw also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

Our articles of amalgamation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves our company.

Compulsory Acquisition

The OBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find us and our common shares less attractive because we are governed by foreign laws.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1. Continental Stock Transfer & Trust is co-transfer agent for our common shares, located at 1 State Street, 30th Floor, New York, New York, 1004.

SELLING SHAREHOLDERS

On June 25, 2021, Akumin Corp., a Delaware corporation and wholly-owned indirect subsidiary of the Company (“Akumin Corp”), entered into a Share Purchase Agreement (the “Alliance Purchase Agreement”) with Alliance HealthCare Services, Inc. (“Alliance”), Thaihot Investment Company US Limited, and Thaihot Investment Co., LTD (“Thaihot”). Pursuant to the Alliance Purchase Agreement, Thaihot received an aggregate of 14,223,570 common shares in a private placement on September 1, 2021.

On June 25, 2021, we entered into a Series A Notes and Common Share Purchase Agreement (the “Stonepeak Purchase Agreement”) with Akumin Corp and Stonepeak Magnet Holdings LP (“Stonepeak”). Pursuant to the Stonepeak Purchase Agreement, Stonepeak purchased on September 1, 2021 an aggregate of 3,500,000 common shares and warrants to purchase 17,114,093 common shares in a private placement.

Pursuant to the Alliance Purchase Agreement, we agreed to prepare and file a registration statement on Form F-3 to provide for the resale of the issued shares held by Thaihot. This prospectus is a part of the registration statement filed pursuant to that obligation.

Pursuant to the Stonepeak Purchase Agreement, we agreed to prepare and file an initial registration statement under the Securities Act of 1933, as amended, to provide for the resale of the issued shares, including common shares issued upon exercise of the warrants, held by Stonepeak. This prospectus is a part of the registration statement filed pursuant to that obligation.

When we refer to “selling shareholders” in this prospectus, we mean the shareholders listed in the table below and their pledgees, donees, transferees or other successors in interest. The table below sets forth, to our knowledge, information about the selling shareholders as of December 20, 2021.

We do not know when or in what amounts the selling shareholders may offer common shares registered for resale pursuant to the registration statement of which this prospectus forms a part, and the selling shareholders might not sell any or all of such common shares. Because the selling shareholders may offer all or some of such common shares and because there are currently no agreements or understandings with respect to the sale of any common shares, we cannot estimate the number of common shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of such common shares will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common shares, including common shares beneficially owned pursuant to outstanding options, warrants and other derivative securities that are exercisable or exchangeable for our common shares within 60 days of December 20, 2021. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, as amended, some or all of their common shares since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. Except for the ownership of the common shares that may be offered and sold by the selling shareholders, our relationship with Thaihot and Stonepeak described elsewhere in this prospectus and in the documents incorporated by reference herein and the participation in the transactions described above, Thaihot and Stonepeak have not had any material relationship with us or our affiliates within the past three years.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)(3)
Thaihot Investment Co., LTD	14,223,570	15.98%	14,223,570	—	—
Stonepeak Magnet Holdings LP(2)	20,614,093	19.42%	20,614,093	—	—

1)

This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 89,026,997 shares outstanding on September 30, 2021, adjusted as required by rules promulgated by the SEC.

2)

Consists of (a) 3,500,000 common shares and (b) 17,114,093 common shares that Stonepeak has the right to acquire pursuant to the exercise of the warrants. Stonepeak Associates IV LLC is the general partner of Stonepeak. The address for Stonepeak is 550 W 34th Street, Floor 48, 55 Hudson Yards, New York, NY 10001-1304.

3)	Assumes that all common shares registered in this prospectus are resold to third parties and that the Selling Shareholders sell all of the common shares registered under this prospectus.

PLAN OF DISTRIBUTION

We are registering our common shares previously issued and the common shares issuable upon exercise of the warrants to permit the resale of these common shares by the holders of the common shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants. We will bear all fees and expenses incident to our obligation to register the common shares, except for applicable underwriting fees, discounts, selling commissions and stock transfer taxes.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through put or call option transactions or other hedging transactions relating to the common shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge our common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the common shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of our common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of our common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to our common shares. All of the foregoing may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of our common shares pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting fees, discounts, selling commissions and stock transfer taxes, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of common shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our common shares pursuant to this prospectus and hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (or treated as a domestic corporation for U.S. federal income tax purposes), (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences relating to an investment in our common shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common shares. Persons considering an investment in our common shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

U.S. persons who own 10% or more of the ordinary shares of the Company may be subject to adverse U.S. tax consequences under the U.S. controlled foreign corporation rules.

If the Company is or becomes a controlled foreign corporation, or “CFC,” “10% U.S. Shareholders” (as defined below) of the Company may be taxed on their pro rata share of certain of the earnings of the Company, even if those earnings are not distributed by the Company. A non-U.S. corporation is a “CFC” if more than 50% of its shares (by vote or value) are owned by “10% U.S. Shareholders.” A U.S. person is a “10% U.S. Shareholder” if such person owns (directly, indirectly and/or constructively) 10% or more of the total combined voting power of all classes of shares entitled to vote of such corporation or 10% or more of the total value of shares of all classes of stock of such corporation.

In general, if a U.S. person sells or exchanges stock in a foreign corporation and such person is a “10% U.S. Shareholder” at any time during the 5-year period ending on the date of the sale or exchange when such foreign corporation was a CFC, any gain from such sale or exchange may be treated as a dividend to the extent of the corporation’s earnings and profits attributable to such shares that were accumulated during the period that the shareholder held the shares while the corporation was a CFC (with certain adjustments).

The CFC rules are complex. The foregoing is merely a summary of certain potential applications of these rules. No assurances can be given that the Company is not or will not become a CFC, and certain changes to the CFC constructive ownership rules introduced by the Tax Cuts and Jobs Act could, under certain circumstances, cause it to be classified as a CFC. Each investor is urged to consult its tax advisor with respect to the possible application of the CFC rules.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or the “PFIC income test”, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the “PFIC asset test”. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2020, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2020 taxable year will not be challenged by the Internal Revenue Service and, if challenged, upheld in appropriate proceedings. In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our common shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

If we are a PFIC in any taxable year during which a U.S. Holder owns our common shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our common shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our common shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our common shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale”

election with respect to our common shares. If the election is made, the U.S. Holder will be deemed to sell our common shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our common shares will be marketable stock as long as they remain listed on the Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our common shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Prospective investors should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares, the consequences to them of an investment in a PFIC, any elections available with respect to our common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares of a PFIC.

Distributions

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our common shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “Passive Foreign Investment Company Consequences”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our common shares

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Net Investment Income Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our common shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Net Investment Income Tax to your income and gains in respect of your investment in our common shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for our common shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our common shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Certain Canadian Federal Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this prospectus and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us and each selling shareholder; (3) is not affiliated with us or any selling shareholder; (4) does not use or hold, and is not deemed to use or hold, common shares in a business or part of a business carried on in Canada; and (5) holds the common shares as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended, where dividends on the common shares are considered to be paid to a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless such share is “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any particular time during the 60-month period that ends at that time.

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at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

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more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

LEGAL MATTERS

Certain matters of Canadian law with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Stikeman Elliott LLP, Ontario, Canada. Certain matters of U.S. law will be passed upon for us by McDermott Will & Emery LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Akumin Inc. appearing in Amendment No. 2 to our Annual Report on Form 40-F for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing. The registered business address of Ernst & Young LLP is 222 2nd Avenue South, Suite 2100, Nashville, TN 37201.

The audited historical financial statements of Alliance HealthCare Services, Inc. included in Exhibit 99.1 of Akumin Inc.’s Form 6-K dated November 15, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The registered business address of PricewaterhouseCoopers LLP is 2020 Main Street, Irvine, California 92614.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived from our historical audited financial statements for the year ended December 31, 2020 incorporated by reference from our Annual Report on Form 40-F for the fiscal year ended December 31, 2020, filed with the SEC on April 1, 2021, as amended by (i) Amendment No. 1 to Form 40-F filed with the SEC on April 29, 2021, and Amendment No. 2 to Form 40-F filed with the SEC on November 16, 2021, and our unaudited interim financial statements for the nine months ended September 30, 2021, incorporated by reference from our Report on Form 6-K furnished with the SEC on December 15, 2021.

The unaudited pro forma financial information is presented for informational purposes only, and is not necessarily indicative of future results of operations and should not be viewed as indicative of future results of operations. You should read the following unaudited pro forma financial information together with:

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“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, all of which are incorporated herein by reference from our Annual Report on Form 40-F for the fiscal year ended December 31, 2020, filed with the SEC on April 1, 2021, as amended by (i) Amendment No. 1 to Form 40-F filed with the SEC on April 29, 2021, and (ii) Amendment No. 2 to Form 40-F filed with the SEC on November 16, 2021, and Exhibits 99.2 and 99.3 to our Report on Form 6-K furnished with the SEC on December 15, 2021.

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The unaudited pro forma combined financial information for the year ended December 31, 2020, which is incorporated herein by reference from our Business Acquisition Report on Form 6-K furnished with the SEC on November 15, 2021.

AKUMIN INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

	Historical Financial Statements (Note 3)		Pro Forma Adjustments
(In US$’000)	Akumin	Alliance	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	241,636	325,471			567,107
Operating Expenses:
Cost of operations, excluding depreciation and amortization	204,406	255,675			460,081
Depreciation and amortization	20,359	40,059	44,816	2(a)	105,234
Stock-based compensation	1,997	—			1,997
Operational financial instruments revaluation and other losses (gains)	278	(1,215)			(937)

Total operating expenses	227,040	294,519	44,816		566,375

Income from operations	14,596	30,952	(44,816)		732
Other income and expenses
Interest expense	34,221	43,394	19,359	2(b)	79,395
			(41,487)	2(c)
			23,908	2(e)
Acquisition-related costs	14,412	5,253	(12,555)	2(d)	7,110
Settlement and related costs (recoveries)	(394)	770			376
Other financial instruments revaluation and other losses (gains)	(3,462)	(3,331)			(6,793)

Income (loss) before income taxes	(30,181)	(15,134)	(34,041)		(79,356)
Income tax expense (benefit)	(21,999)	—	(9,021)	2(f)	(31,020)

Net income (loss)	(8,182)	(15,134)	(25,020)		(48,336)

Less: Net income attributable to noncontrolling interest	3,388	13,766			17,154

Net income (loss) attributable to common shareholders	(11,570)	(28,900)	(25,020)		(65,490)

Comprehensive income (loss), net of taxes:
Net income (loss)	(8,182)	(15,134)	(25,020)		(48,336)
Unrealized gain (loss) on hedging transactions, net of taxes	(8)	14,274	(14,198)	2(c)	68
Foreign currency translation adjustment	7	(6)			1

Comprehensive income (loss), net of taxes	(8,183)	(866)	(39,218)		(48,267)
Less: Comprehensive income attributable to noncontrolling interest	3,388	13,766			17,154

Comprehensive income (loss) attributable to common shareholders	(11,571)	(14,632)	(39,218)		(65,421)

Net income (loss) per share attributable to common shareholders—basic and diluted	$(0.16)			2(g)	$(0.74)

Notes to Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income (Loss)

Note 1. Basis of presentation

The unaudited pro forma combined statement of operations and comprehensive income (loss) for the nine months ended September 30, 2021 assume the Acquisition was completed on January 1, 2020. Akumin’s historical financial statements reflect the nine month period for Akumin, which includes one month of Alliance’s operations post Acquisition. Alliance’s historical financial statements reflects its operations from January 1, 2021 through August 31, 2021.

Note 2. Pro forma adjustments - unaudited pro forma combined statement of comprehensive income (loss)

The following adjustments have been reflected in the unaudited pro forma combined statement of operations and comprehensive income (loss):

(a)

Depreciation and amortization: Reflects the incremental amortization of property and equipment and definite-lived intangible assets as a result of the preliminary purchase price allocation. Definite-lived intangible assets arising from the Acquisition include customer contracts, trade names and third party management agreements. The depreciation of property and equipment is based on estimated useful lives ranging from approximately 3 to 10 years, and the amortization of intangible assets is based on estimated useful lives of approximately 19 years.

(b)

Interest expense on Senior Secured Notes: Reflects the net interest expense including amortization of issuance costs on the Senior Secured Notes issued to finance the Acquisition at an interest rate 7.5% per annum.

(c)

Reversal of interest expenses and related gains and losses on Alliance’s term loan and credit facilities: Alliance’s term loan and credit facilities were not assumed. The related historical interest expense has been reversed together with gains and losses from the debt modification as well as the remeasurement of the related interest rate contracts.

(d)	Transaction costs: Reversal of transaction costs included in the historical statement of operations and comprehensive loss for the nine months ended September 30, 2021.

(e)

Interest expense on Stonepeak Notes: Reflects the estimated net interest expense including amortization of issuance costs on the Series A Unsecured Notes issued to Stonepeak, which has a stated interest rate of 11.0%.

(f)	Effect of income taxes: Reflects tax impact of pro forma adjustments to the statement of operations and comprehensive loss computed at Akumin’s statutory tax rate of 26.5%.

(g)

Pro forma net income (loss) per share attributable to common shareholders: Pro forma adjustment to weighted average basic and diluted common shares outstanding consist of the issuance of 3,500,000 Akumin’s common shares to Stonepeak and 14,233,570 shares issued to Thaihot Investment Co., Ltd. as part of the purchase price consideration. See table below for the calculation of pro forma loss per share for each period presented:

For the nine months ended September 30, 2021	Akumin	Alliance	Pro Forma Adjustments	Pro Forma Combined
Net (income) loss attributable to common shareholders (in $000’s)	$(11,570)	$(28,900)	$(25,020)	$(65,490)
Weighted average basic and diluted common shares outstanding	70,780,076		17,723,570	88,503,646
Basic and diluted loss per share net income (loss) per share attributable to common shareholders (in $)	$(0.16)			$(0.74)

Note 3. Reclassifications of historical financial statements to conform presentation

The classification of certain items presented by Alliance has been modified in order to align with the presentation used by Akumin and the presentation adopted post-closing of the Acquisition. See below for reconciliations from Alliance’s historical financial statements to the presentation of the pro forma financial statements.

Alliance

Income Statement for the nine months ended September 30, 2021
Historical classification	For the nine months ended September 30, 2021 ($’000)	Pro Forma classification
Cost of revenues, excluding depreciation and amortization	198,329
Selling, general and administrative expenses	56,038
Restructuring charges	1,654
Severance and related costs	424
Less: Reclassification of settlement and related costs (recoveries) included in selling, general and administrative expenses	770	Settlement and related costs (recoveries)

	255,675	Cost of operations, excluding depreciation and amortization

Transaction costs	5,253	Acquisition- related costs

Depreciation expense	33,444
Amortization expense	6,615

	40,059	Depreciation and amortization

Reclassification of operational financial instruments revaluation and other losses (gains) included in other income, net	(1,215)	Operational financial instruments revaluation and other losses (gains)

Earnings from unconsolidated investee	(944)
Impairment charges	649
Reclassification of other financial instruments revaluation and other losses (gains) included in other income, net	(3,036)

	(3,331)	Other financial instruments revaluation and other losses (gains)

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee	$5,554.66
Legal fees and expenses	$60,000.00
Accounting fees and expenses	$80,000.00
Miscellaneous	$5,000.00

Total	$150,554.66

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual reports on Form 40-F with the SEC, and we furnish other documents, such as quarterly and current reports, proxy statements and other information and documents that we file with the Canadian securities regulatory authorities, to the SEC, as required. The materials we file with or furnish to the SEC are available to the public on the SEC’s Internet website at www.sec.gov. Those filings are also available to the public on our corporate website at www.akumin.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. As we are a Canadian issuer, we also file continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on the System for Electronic Document Analysis and Retrieval website maintained by the Canadian Securities Administrators at www.sedar.com.

This prospectus forms part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or electronically at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The SEC file number for the documents incorporated by reference in this prospectus is 001-39479.

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our Annual Report on Form 40-F for the fiscal year ended December 31, 2020, filed with the SEC on April 1, 2021, as amended by (i) Amendment No.  1 to our Annual Report on Form 40-F/A, filed with the SEC on April 29, 2021, and (ii)  Amendment No.  2 to Form 40-F/A, filed with the SEC on November 16, 2021; and

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our Reports on Form 6-K furnished with the SEC on February 2, 2021, February 11, 2021, April  21, 2021, May 14, 2021, June  29, 2021, July 26, 2021, August  3, 3021, August 13, 2021, August  16, 2021, August 23, 2021, August  30, 2021, September 13, 2021, September 13, 2021, September 27, 2021, September 28, 2021, October 12, 2021, October  25, 2021, November 1, 2021, November  8, 2021, November 15, 2021, November 15, 2021, November 22, 2021, November  24, 2021, December 6, 2021, December 15, 2021.

In addition, all subsequent annual reports filed on Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the Company pursuant to the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into the prospectus.

We are also incorporating by reference certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

Attention: Investor Relations

You may also access these documents on our website, www.akumin.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The selling shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Ontario. Substantially all of our assets are located outside the United States. In addition, several of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, investors should not assume that the courts of Ontario (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States; or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or other laws of any state or jurisdiction of the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Ontario. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Ontario.

Akumin Corp. is our agent to receive service of process with respect to any action brought against us in the United States. Akumin Corp. is located at 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

34,837,663 Common Shares

PROSPECTUS

December 29, 2021